                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT



                                  by and among


                             TELENETICS CORPORATION,
                 SUNNYVALE GENERAL DEVICES AND INSTRUMENTS, INC.


                                       and


                               FRANKLIN R. RIBELIN

                          Effective as of June 1, 1999




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                                TABLE OF CONTENTS
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
ARTICLE 1         PURCHASE AND SALE OF ASSETS.....................................................................1
         1.1      Purchase and Sale of Assets. ...................................................................1
         1.2      Purchased Assets Free of Liens. ................................................................2
         1.3      Liabilities. ...................................................................................3
                  1.3.1    Assumed Liabilities. ..................................................................3
                  1.3.2    Excluded Liabilities. .................................................................3
         1.4      Prepaid Expenses. ..............................................................................3
         1.5      Payment of Consideration for Purchased Assets...................................................3
         1.6      Allocation of Consideration for Purchased Assets................................................3
         1.7      Taxes. .........................................................................................3
         1.8      Transfer Fees. .................................................................................4

ARTICLE 2         REPRESENTATIONS AND WARRANTIES OF SELLER AND RIBELIN............................................4
         2.1      Organization and Existence. ....................................................................4
         2.2      Authority of Seller. ...........................................................................4
         2.3      Capitalization. ................................................................................4
         2.4      Financial Statements and Other Information; Financial Condition.................................4
         2.5      Inventories. ...................................................................................5
         2.6      Title to Purchased Assets. .....................................................................5
         2.7      Personal Property Leases. ......................................................................5
         2.8      Violation of Applicable Law. ...................................................................5
         2.9      Customer Contracts; Ancillary Agreements. ......................................................5
         2.10     No Materially Adverse Change. ..................................................................6
         2.11     Absence of Certain Changes or Events. ..........................................................6
         2.12     Licenses and Permits. ..........................................................................7
         2.13     Patents, Trademarks, Etc. ......................................................................7
         2.14     Indebtedness. ..................................................................................7
         2.15     Compliance with Contractual Obligations. .......................................................7
         2.16     No Materially Adverse Contracts, etc. ..........................................................7
         2.17     Certain Real Property Matters...................................................................8
                  2.17.1   Ownership..............................................................................8
                  2.17.2   Real Property Leases. .................................................................9
                  2.17.3   Environmental Compliance...............................................................9
                  2.17.4   Use of the Leased Premises............................................................10
                  2.17.5   Superfund Liability...................................................................10
         2.18     Pending Litigation. ...........................................................................10
         2.19     Taxes. ........................................................................................11
         2.20     Matters Relating to Common Stock. .............................................................12
         2.21     Other Property. ...............................................................................12
         2.22     Accounts Receivable. ..........................................................................12
         2.23     Employees. ....................................................................................12
         2.24     Transactions with Affiliated Parties. .........................................................13


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                                TABLE OF CONTENTS
                                   (continued)

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         2.25     Books, Records and Financial Controls. ........................................................13
         2.26     Warranties. ...................................................................................13
         2.27     Labor Matters. ................................................................................13
         2.28     Insurance. ....................................................................................13
         2.29     Employee Benefits..............................................................................13
         2.30     Environmental Protection. .....................................................................13
         2.31     No Conflict. ..................................................................................14
         2.32     Distributors and Representatives. .............................................................14
         2.33     Suppliers. ....................................................................................14
         2.34     Prepayment of Liabilities. ....................................................................14
         2.35     Cancellation of Contracts. ....................................................................14
         2.36     Purchase and Sale or Lease Commitments. .......................................................15
         2.37     Adequacy and Sufficiency of Purchased Assets. .................................................15
         2.38     Year 2000 Compliance...........................................................................15
         2.39     Securities Law Compliance. ....................................................................15
         2.40     Full Disclosure................................................................................16
         2.41     No Broker. ....................................................................................16

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................................16
         3.1      Organization and Existence of Purchaser. ......................................................16
         3.2      Authority of Purchaser. .......................................................................16
         3.3      Financial Statements and Other Information; Financial Condition. ..............................16
         3.4      No Broker. ....................................................................................17

ARTICLE 4         SELLER'S COVENANTS.............................................................................17
         4.1      Assignment of Name. ...........................................................................17
         4.2      Tax on Prior Sales. ...........................................................................17
         4.3      Confidentiality. ..............................................................................17
         4.4      Fulfillment of Conditions and Covenants. ......................................................17
         4.5      Condition to Transfer of Certain Contracts. ...................................................18
         4.6      Regulatory Approvals; Reasonable Efforts. .....................................................18
         4.7      Bulk Transfer Provisions.......................................................................18
         4.8      Seller's Cooperation. .........................................................................18
         4.9      Employees. ....................................................................................18
         4.10     Further Assurances. ...........................................................................19
         4.11     Press Releases. ...............................................................................19

ARTICLE 5         THE CLOSING....................................................................................19
         5.1      Closing. ......................................................................................19
         5.2      Seller's Obligations. .........................................................................19
         5.3      Purchaser's Obligations. ......................................................................20


                                      -ii-

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                                TABLE OF CONTENTS
                                   (continued)

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ARTICLE 6         POST CLOSING...................................................................................20
         6.1      Survival of Representations and Warranties. ...................................................20
         6.2      Expenses. .....................................................................................20
         6.3      Indemnification. ..............................................................................21
                  6.3.1    Indemnification by Seller and Ribelin. ...............................................21
                  6.3.2    Indemnification by Purchaser..........................................................21
                  6.3.3    Claims for Indemnification............................................................21
                  6.3.4    Defense by Indemnifying Party. .......................................................22
                  6.3.5    Manner of Indemnification. ...........................................................22
                  6.3.6    Limitations on Indemnification. ......................................................22
         6.4      Cooperation in Litigation. ....................................................................23
         6.5      Warranty Obligations...........................................................................23

ARTICLE 7         CERTAIN COVENANTS..............................................................................24
         7.1      Covenant Not to Compete........................................................................24
         7.2      Covenant Not to Solicit. ......................................................................25
         7.3      Confidentiality. ..............................................................................25
         7.4      Injunctive Relief..............................................................................25

ARTICLE 8         MISCELLANEOUS PROVISIONS.......................................................................26
         8.1      Entire Agreement. .............................................................................26
         8.2      Assignment. ...................................................................................26
         8.3      Successors and Assigns. .......................................................................26
         8.4      Waiver and Amendment. .........................................................................26
         8.5      Cumulative Remedies. ..........................................................................26
         8.6      Severability. .................................................................................26
         8.7      Governing Law and Choice of Forum. ............................................................27
         8.8      Attorneys' Fees. ..............................................................................27
         8.9      Notices. ......................................................................................27
         8.10     Interpretation. ...............................................................................28
         8.11     Further Assurances. ...........................................................................28
         8.12     Warranty of Authority. ........................................................................28
         8.13     Specific Performance. .........................................................................28
         8.14     Dispute Resolution. ...........................................................................29
                  8.14.1   Mediation. ...........................................................................29
                  8.14.2   Arbitration...........................................................................29
                  8.14.3   Costs and Attorneys' Fees. ...........................................................30
                  8.14.4   Tolling Statute of Limitations. ......................................................30
         8.15     Counterparts. .................................................................................30

EXHIBIT 7.1(a) - California counties


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                                   (continued)

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                                      -iv-

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into effective as of June 1, 1999, by and among Sunnyvale General Devices and Instruments, Inc., a California corporation ("Seller"), Franklin R. Ribelin, an individual ("Ribelin"), and Telenetics Corporation, a California corporation ("Purchaser").

                                 R E C I T A L S
                                 - - - - - - - -

         A. Seller engages in the business of manufacturing communications equipment for the traffic control and transportation industries (the "Business") and desires to sell to Purchaser all of the assets of Seller used in the Business.

         B. Purchaser desires to purchase all of the assets of Seller used in the Business and to assume certain enumerated liabilities of Seller.

         C. Ribelin is the majority owner of all of the issued and outstanding voting capital stock of Seller and together with the Shareholders, is the owner of all voting capital stock of Seller.

                                A G R E E M E N T
                                - - - - - - - - -

         In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

         1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 5.1) Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller all of Seller's right, title and interest in and to all of the assets, properties, rights or claims of every type and nature and wherever situated, personal, tangible, intangible or contingent (including all refunds, deposits, rights, claims or payments, whether now existing or ascertainable, or existing or ascertainable after the Closing Date (as defined in Section 5.1)) owned by Seller or in which Seller has any interest of any type or nature, or which Seller is presently using or the use of which is necessary or related to or used directly or indirectly in the operation of the Business (collectively, the "Purchased Assets"), including without limitation:

             (a) The accounts and notes receivable specified on SCHEDULE 1.1(a) ("Accounts Receivable");

             (b) The furniture, fixtures, machinery, equipment and other goods specified on SCHEDULE 1.1(b);

             (c) Seller's interests, claims and rights under certain leases, as specified on SCHEDULE 1.1(c);


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


             (d) The inventory, including but not limited to, supplies, materials, work in process, finished goods and goods on consignment, forms and supplies as specified on SCHEDULE 1.1(d) ("Inventory");

             (e) All title, claims and rights under contracts, notes, evidences of indebtedness, and purchase and sales orders, as specified on SCHEDULE 1.1(e), including, without limitation, Seller's beneficial interest in all customer contracts, purchase orders and commitments ("Contracts"); PROVIDED, HOWEVER, that with respect to each customer contract which is not or may not be assignable without the consent of another party, this Agreement shall not constitute an assignment or attempted assignment if any assignment or attempted assignment would constitute a breach of such customer contract unless and until such assignment is obtained;

             (f) All copyrights, service marks, trademarks, trademark and service mark applications, trade names, trade secrets, patents, patent applications, licenses, permits, royalty rights, deposits and rights and claims to refunds and adjustments of any kind, as specified on SCHEDULE 1.1(f);

             (g) The computer software programs and systems, know how, formulae and designs and all documentation relating to all of the foregoing, as specified on SCHEDULE 1.1(g);

             (h) The securities, notes, bank accounts, certificates of deposit and bonds, as specified on SCHEDULE 1.1(h) (including the name of each bank in which Seller has an account or safe deposit box, the amount in each account and the names of all persons authorized to draw thereon or to have access thereto);

             (i) All prepaid items, including but not limited to, insurance, including any cash surrender value thereof, prepaid taxes, prepaid expenses and prepaid rent, as specified on SCHEDULE 1.1(i);

             (j) The books, records and accounting systems, including, but not limited to, computer hardware and related software, as specified on SCHEDULE 1.1(j). Notwithstanding the foregoing, Seller shall have the right at its expense after the Closing Date to make copies of any books and records which shall be reasonably required for Seller's activities after the Closing Date;

             (k) Any additional items of tangible property used or owned by Seller which are not included above, as specified on SCHEDULE 1.1(k);

             (l) All catalogs, price lists, product brochures and related sales materials utilized by Seller in the Business; and

             (m) The name "Sunnyvale General Devices and Instruments."

         1.2 PURCHASED ASSETS FREE OF LIENS. Except as otherwise specifically provided in this Agreement, all of the Purchased Assets shall be transferred by Seller to Purchaser free and clear of all liens, claims, encumbrances, restrictions or rights of others of every kind and description, including, without limitation, tax liens. Notwithstanding anything to the contrary in the foregoing, if the interest of Seller in any of the Purchased Assets shall in fact be other than an interest as an owner, then Seller shall be deemed to have transferred to Purchaser all of Seller's right, title and interest in and to such Purchased Assets, provided that Seller shall not be thereby released from any liability it may otherwise have to Purchaser for breach of any representation or warranty with respect to ownership of the Purchased Assets as set forth in this Agreement.

         1.3 LIABILITIES.

             1.3.1 ASSUMED LIABILITIES. Purchaser shall, on and as of the Closing Date, expressly assume, perform or otherwise discharge as the same shall become due in accordance with their respective terms, only those trade payables and certain tax liabilities of Seller described on SCHEDULE 1.3 ("Assumed Liabilities").

             1.3.2 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Purchaser shall not assume any liabilities or obligations of Seller. Such liabilities and obligations ("Excluded Liabilities") shall remain the liabilities and obligations of Seller.

         1.4 PREPAID EXPENSES. The prepaid expenses identified on SCHEDULE 1.1(i) shall be prorated between Purchaser and Seller in proportion to the number of days remaining in the period for which payment has been made, as compared to the number of days in such period which have elapsed as of the Closing Date. The cash portion of the payments to be made on the Closing Date shall be increased by the amount of such proration.

         1.5 PAYMENT OF CONSIDERATION FOR PURCHASED ASSETS. Subject to the terms hereof, the consideration for the sale, transfer, assignment and delivery of the Purchased Assets shall be paid by Purchaser to Seller at the Closing as follows:

             (a) A certified or bank cashier's check, payable to Seller, or wire transfer to Seller's account, in the amount of $350,000; and

             (b) 400,000 shares of the Purchaser's Series C Convertible Preferred Stock (the "Shares").

         1.6 ALLOCATION OF CONSIDERATION FOR PURCHASED ASSETS. The parties agree to allocate the Purchase Price among such Purchased Assets in a manner consistent with the requirements set forth in Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder. The parties agree to prepare and timely file all applicable Internal Revenue Service forms, including Form 8594 (Asset Acquisition Statement), and other governmental forms, to cooperate with each other in the preparation of such forms and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof.

         1.7 TAXES. Seller shall pay all sales and use taxes arising out of the transfer of the Purchased Assets and shall pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes. Purchaser shall not be responsible for any payroll, excise, income, business, occupation, withholding, or similar tax, or any taxes of any kind related to any period before the Closing Date.


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


         1.8 TRANSFER FEES. Seller shall pay any and all transfer and assumption fees and expenses relating to the sale of the Purchased Assets.

                                    ARTICLE 2

              REPRESENTATIONS AND WARRANTIES OF SELLER AND RIBELIN

         Seller and Ribelin hereby jointly and severally represent and warrant to Purchaser, and Purchaser, in agreeing to consummate the transactions contemplated by this Agreement, has relied upon such representations and warranties with respect to the operations, Business and assets of Seller, the following:

         2.1 ORGANIZATION AND EXISTENCE. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California with all requisite corporate power to carry on its business as now conducted. Seller is qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership or leasing of properties makes such qualification necessary, such jurisdictions being limited to Nevada, California, Georgia and North Carolina. Seller has full corporate power and authority to own its property and to carry on the Business as now owned and operated. Copies of Seller's Articles of Incorporation and Bylaws, each certified by Seller's Secretary, will be delivered to Purchaser at the Closing, will be complete and correct and, since the respective dates of certification thereof, there will not be any amendments to such Articles of Incorporation or Bylaws.

         2.2 AUTHORITY OF SELLER. The execution, delivery and performance by Seller of this Agreement has been duly authorized by the Board of Directors of Seller and the shareholders of Seller and no further corporate action is necessary on the part of Seller to make this Agreement valid and binding upon Seller in accordance with its terms, and Purchaser has received certified copies of all resolutions pertaining to such authorizations.

         2.3 CAPITALIZATION. The authorized capital stock of Seller consists solely of 100,000 shares of common stock, no par value per share (the "Common Stock") and 50,000 shares of preferred stock, no par value per share (the "Preferred Stock"). As of the Closing Date there were 49,800 shares of Common Stock and no shares of Preferred Stock issued and outstanding. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Seller to issue or to transfer any additional shares of its capital stock.

         2.4 FINANCIAL STATEMENTS AND OTHER INFORMATION; FINANCIAL CONDITION. Seller has heretofore furnished to Purchaser copies of: (a) the unaudited balance sheets of Seller at June 30, 1998, and the related statements of income and changes in financial position for the period then ended, and (b) Seller's unaudited balance sheet at May 31, 1999 ("Balance Sheet Date"), and the related statement of income and cash flow for the period then ended, together with the related notes thereto. To the best of Seller's knowledge, all financial statements referred to in this Section 2.4 ("Financial Statements") are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods, and fairly present the financial condition of Seller as at the respective dates thereof and the results of operations of Seller for the respective periods covered by the statements of income contained therein. To the best of Seller's knowledge, Seller does not have any material obligations or liabilities, contingent or otherwise, not fully disclosed by the Financial Statements.

         2.5 INVENTORIES. The inventories of Seller shown on the Financial Statements or thereafter acquired by Seller consist of items of a quality and quantity usable and saleable in the normal course of the Business. The value of obsolete material and of materials of below standard quality has been written down to realizable market value or adequate reserves have been provided therefore.

         2.6 TITLE TO PURCHASED ASSETS. Seller either owns or holds under leases all of the material properties used by it in the Business. Seller has good, indefeasible and marketable title to all of the Purchased Assets owned by it, and to its leased interests in all leased assets used by it, including, but not limited to, the Purchased Assets reflected on the May 31, 1999 Balance Sheet, free and clear of all security interests, liens, encumbrances, restrictions and other burdens, except only as set forth in SCHEDULE 2.6. Title to the Purchased Assets shall be transferred by Seller to Purchaser free and clear of all security interests, liens, encumbrances, restrictions and other burdens, except for the items set forth in SCHEDULE 2.6. Seller enjoys peaceful and undisturbed possession of all of the Purchased Assets, including those assets used by it pursuant to leases.

         2.7 PERSONAL PROPERTY LEASES. To the best of Seller's knowledge, all leases under which Seller leases from others any personal property are in good standing, valid and effective and there is not under any of such leases (except the lease relating to certain video equipment) any existing default by Seller or event or condition which after notice or lapse of time or both would constitute a default. All such leases are identified on SCHEDULE 2.7.

         2.8 VIOLATION OF APPLICABLE LAW. Seller is not in violation of any applicable law, ordinance, rule or regulation relating to the operation of the Business or affecting any of the Purchased Assets. Seller's operation of the Business is in compliance with all zoning laws, and the machinery, equipment and motor vehicles, and their operation by Seller, comply with all applicable rules and regulations of the Occupational Safety and Health Agency, Environmental Protection Agency and any other state or local authority having jurisdiction over occupational health and safety, environmental quality or emission control. Seller has not received any notice from any governmental authority or other person claiming any violation of any law, ordinance, rule or regulation, or requiring or calling attention to the need for any work, repairs, construction, alteration or installation related to its business.

         2.9 CUSTOMER CONTRACTS; ANCILLARY AGREEMENTS. As of the Balance Sheet Date, Seller had no outstanding contracts with customers requiring payments in excess of $10,000 on an annualized basis, except for those listed on SCHEDULE 2.9, and had no outstanding contracts with suppliers or vendors requiring payments in excess of $10,000 on an annualized basis, except for those listed on
SCHEDULE 2.9. Since the Balance Sheet Date, Seller has not entered into any contracts with customers, suppliers or vendors other than those set forth on such Schedules, except only in the ordinary course of business. No consent is required to the assignment of any contract with customers, suppliers or vendors. True and complete copies of all contracts with customers, suppliers or vendors, or any other agreement listed in any Schedule hereto, including all amendments, modifications, renewals or extensions thereof, have been previously furnished to Purchaser. SCHEDULE 2.9 sets forth a correct and complete list of all customers of Seller during the twelve months ended December 31, 1998. There are no outstanding disputes with any customer listed thereon and no customer listed thereon has refused to do business with Seller or has stated its intention not to continue to do business with Seller.

         2.10 NO MATERIALLY ADVERSE CHANGE. Since the Balance Sheet Date, there have been no changes in the condition, financial or otherwise, of the Business, or in its prospects, earnings or properties, whether or not arising from transactions in the ordinary course of business, that, individually or in the aggregate, have been materially adverse to the prospects, earnings, properties or condition, financial or otherwise, of Seller.

         2.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on
SCHEDULE 2.11, since the Balance Sheet Date, there has not been any:

              (a) Transaction by Seller except in the ordinary course of business as conducted on that date;

              (b) Destruction, damage to, or loss of any material asset of Seller (whether or not covered by insurance);

              (c) Labor dispute or other event or condition of any character materially and adversely affecting the prospects, earnings, properties or condition, financial or otherwise, of the Business;

              (d) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller;

              (e) Increase in the salary or other compensation payable or to become payable by Seller to any of its officers, directors or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by Seller, of a bonus or other additional salary or compensation to any such person;

              (f) Amendment or termination of any contract, agreement or license to which Seller is a party, or by which it or any of its assets or properties are subject, except in the ordinary course of business;

              (g) Waiver or release of any right or claim of Seller;

              (h) Declaration of or agreement to declare or make, any payment or distribution of any assets of any kind whatsoever;

              (i) Citation or notice of threatened citation received for any violations of any act, law, rule or regulation of any governmental entity or agency;

              (j) Claim incurred for damages or alleged damages for actual or alleged negligence or other tort or breach of contract (whether or not fully covered by insurance);

              (k) Sales, transfers, disposals of or agreements to sell, transfer or otherwise dispose of any of the assets, properties or rights of Seller, except in the ordinary course of business consistent with the past practices of Seller;

              (l) Agreements entered into granting any preferential rights to purchase any of the assets, properties, or rights (including management and control thereof), or requiring the consent of any party to the transfer or assignment of any such assets, properties or rights (including management and control thereof); or

              (m) Agreement by Seller to do any of the things described in clauses (a) through (l), above.

         2.12 LICENSES AND PERMITS. Seller holds free from materially burdensome restrictions all franchises, permits, licenses, rights-of-way, easements, municipal and other consents, and other rights from governmental, regulatory or administrative agencies that are sufficient for the lawful and efficient operation of the Business as presently conducted and as presently proposed to be conducted. Attached hereto as SCHEDULE 2.12 is a list of all such franchises, permits, licenses, rights-of-way, easements, municipal and other consents and rights, true and complete copies of which have been furnished to Purchaser.

         2.13 PATENTS, TRADEMARKS, ETC. Seller does not own or possess any patents, patent applications, trademarks, service marks, trademark or service mark applications, trade names or copyrights.

         2.14 INDEBTEDNESS. Attached hereto as SCHEDULE 2.14 is a list of all liabilities, obligations, or indebtedness (including but not limited to unsecured trade accounts payable arising in the ordinary course of business) whether accrued, absolute, contingent, invoiced, or otherwise, of Seller as of the date hereof. Additionally, Seller will provide to Purchaser at the Closing a list of all such liabilities, obligations or indebtedness of Seller at the Closing Date.

         2.15 COMPLIANCE WITH CONTRACTUAL OBLIGATIONS. Seller is not in default and there is no event that, with the passage of time or the giving of notice, would constitute an event of default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any evidence of indebtedness, or any agreement or instrument under or pursuant to which any evidence of indebtedness has been issued, or (b) any other agreement or instrument to which Seller is a party or by which Seller, any of the properties of Seller, or the Business is affected, nor has any third party raised any claim, dispute or controversy with respect to any such evidence of indebtedness, agreement or instrument. The execution, delivery or performance of this Agreement does not (i) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any evidence of indebtedness or other agreement or instrument referred to in this Section 2.15, or (ii) require the consent of or other action by any trustee or any creditor of, or investor in, Seller. All of such evidences of indebtedness, instruments and agreements are valid, binding and in full force and effect and are assignable to Purchaser in accordance with their respective terms.

         2.16 NO MATERIALLY ADVERSE CONTRACTS, ETC. Seller is not a party to and none of its properties is bound or affected by, any agreement or instrument, or is subject to any order, writ, injunction, judgment, rule, regulation, decree, or other action of any court or other governmental or public authority or agency, or the award of any arbitrator or any contractual restriction, that materially adversely affects, or in the future may materially adversely affect, the prospects, earnings, properties or condition, financial or otherwise, of the Business. Except only as to contracts, agreements and other documents listed on any Schedule attached hereto ("Contracts"), Seller is not a party to or bound by any written or oral:

              (a) Contract not made in the ordinary course of business;

              (b) Employment or independent contractor agreement;

              (c) Contract with any labor union or association;

              (d) Bonus, pension, profit sharing, retirement, stock purchase, hospitalization, medical reimbursement, insurance or other plan providing employee benefits;

              (e) Lease with respect to any property, real or personal, whether as lessor or lessee;

              (f) Continuing contract for the future purchase of materials, supplies or equipment;

              (g) Contract or commitment for capital expenditures;

              (h) Contract continuing over a period of more than 30 days from its date;

              (i) Contract for the lease, operation or maintenance of any machinery or equipment;

              (j) Contract or agreement for the joint performance of work or services, and all other joint venture, partnership or similar agreement;

              (k) Contract or agreement containing non-competition covenants;

              (l) Licenses required in Seller's business from any federal, state, local or foreign governmental agency;

              (m) Contract or agreement to pay any royalties or fees with respect to any sales of Seller; or

              (n) Contract, understanding, or agreement for which Seller or Purchaser may be held liable.

         2.17 CERTAIN REAL PROPERTY MATTERS.

              2.17.1 OWNERSHIP. Seller owns no real property used in connection with the Business.

              2.17.2 REAL PROPERTY LEASES. Attached hereto as SCHEDULE 2.17.2 is a list describing and specifying the location of all real property leased by, or on behalf of, Seller (collectively, the "Leased Premises"). The lease agreements described on SCHEDULE 2.17.2 are in full force and effect and there is no existing default and there is no event that, with the passage of time, would constitute an event of default under any of such lease agreements on the part of the lessor or lessee thereunder. Such lease agreements consist only of the documents described on SCHEDULE 2.17.2, true and complete copies of which have been delivered to Purchaser. No Affiliated Party (as defined in Section 2.24) owns or has any interest in, directly or indirectly, any of the leaseholds described in SCHEDULE 2.17.2.

              2.17.3 ENVIRONMENTAL COMPLIANCE.

                     (a) As of the Closing, no Hazardous Material (as defined in paragraph (iv) below), underground storage tanks, pipes or sumps are present on the Leased Premises, and to the best of Seller's knowledge, no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on the Leased Premises. Seller has conducted no Hazardous Materials Activity in connection with the Business or at the Leased Premises.

                     (b) Seller has obtained no Environmental Permits (as defined in paragraph (d) below) in connection with the conduct of the Business, and none are required.

                     (c) Seller has delivered to Purchaser all records concerning activities of Seller and all environmental audits and environmental assessments of the Leased Premises conducted at the request of, or otherwise possessed by, Seller. Seller has complied with all environmental disclosure obligations imposed upon it with respect to the Business or the transactions contemplated herein under any applicable law.

                     (d) For purposes of this Section 2.17.3, the following capitalized terms shall have the following meanings:

                         (i) "Environmental Laws" shall mean all laws, rules,
regulations, orders, treaties, statutes and codes of any federal, state, or local governmental authority relating to human health, safety, or the environment.

                         (ii) "Environmental Permit" shall mean any approval,
permit, license, clearance or consent required to be obtained from any private person or any governmental authority pursuant to any Environmental Law.

                         (iii) "Hazardous Material" shall mean any material or
substance that is prohibited or regulated by any Environmental Law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

                         (iv) "Hazardous Materials Activity" shall mean the
transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale, handling, or distribution of any Hazardous Material or any product containing a Hazardous Material.

                  2.17.4 USE OF THE LEASED PREMISES. No portion of the Leased Premises is now being or has ever been used by Seller or any of its predecessors in interest for any of the following:

                         (i) In a manner requiring the issuance of a permit
covering the discharge or disposal of a pollutant or waste into any waters, groundwaters or aquifer of the States of Nevada, California, Georgia and North Carolina or waters of the United States pursuant to applicable federal, state or local laws;

                         (ii) For the treatment, collection, storage or disposal
of any refuse or objectionable waste or material in a manner inconsistent with, or so as to require a permit or approval pursuant to, applicable federal, state or local laws;

                         (iii) For the generation, transport, treatment, storage
or disposal of any hazardous waste subject to federal or state regulation;

                         (iv) For the manufacture, processing, distribution in
commerce, use or disposal of any toxic substance subject to federal or state regulation;

                         (v) For storage, handling or processing in any
underground storage tank system subject to federal, state or local regulation;

                         (vi) For any injection well, dry well or any similar
facility subject to federal, state or local regulation; or

                         (vii) As a sanitary landfill, open dump or other waste
storage, treatment, disposal, transfer or handling facility subject to federal, state or local regulation.

                  2.17.5 SUPERFUND LIABILITY. There is no current and there has been no past release or substantial threat of a release of a hazardous substance, pollutant or contaminant from or onto the Leased Premises or the environment adjacent to the Leased Premises that are or may be subject to the Comprehensive Environmental Response, Compensation and Liability Act (42 USC ss.9601 et seq.) or the California Hazardous Substance Account Act (California Health and Safety Code ss.25300 et seq.), or for which Purchaser may be liable under any other statute or under any contract, or in tort, equity or other legal theory.

         2.18 PENDING LITIGATION. There is no pending or, to the best of Seller's knowledge, threatened, action at law, suit, proceeding or investigation, at law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or office arising from or relating to or any of its properties, including the Leased Premises (whether or not purportedly on behalf of Seller) or to the past, present or proposed operations of the Business. Seller is not subject to, nor does any basis exist for, any order, judgment, decree or governmental restriction that does or could adversely affect the prospects, earnings, properties or condition, financial or otherwise, of the Business. There is no plan, study, litigation, action, proceeding or effort by any governmental authority or private party that in any way challenges, affects, or would challenge or affect, the prospects, earnings, properties or condition, financial or otherwise, of the Business.

         2.19 TAXES.

              (a) All federal, state and other tax returns of Seller required by law to be filed have been duly filed on a timely basis. All tax returns filed or to be filed with respect to all fiscal periods through and including the fiscal year ended June 30, 1998 by Seller are true, correct and complete in all material respects and no taxes, assessments, fees or other governmental charges upon Seller or any of its properties or assets (other than those already paid or reserved for with respect to such tax returns) are or will be required to be paid. There are no liens on any properties or assets of Seller imposed or arising as a result of the delinquent payment or non-payment of any such tax, assessment, fee, or other governmental charge except liens for current taxes not yet due.

              (b) As used in this Agreement, "tax" and "taxes" are defined to include all taxes, charges, fees, levies or other assessments imposed by and required to be paid to any federal, state, local, or foreign taxing authority, including, without limitation, income, excise, property, sales, transfer, ad valorem, payroll, and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.

              (c) As used in this Agreement, "tax return" is defined as any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any tax (whether or not such tax is imposed on Seller) or the administration of any laws, regulations or administrative requirements relating to any tax.

              (d) SCHEDULE 2.19 lists each jurisdiction in which Seller is required to file tax returns and any action, suit, proceeding, investigation, audit or claim now pending against Seller in respect of any tax or assessment, and any matter under discussion between an officer of Seller and any taxing authority relating to any tax or assessment or any claim for any additional tax or assessment asserted by any such authority against Seller. True and correct copies of all such returns for the past five years have been provided to Purchaser.

              (e) Seller has never been audited by the Internal Revenue Service or any other taxing authority. Seller has not granted any extensions of statutes of limitations with respect to any taxes.

              (f) The charges, accruals and reserves on the books of Seller in respect of federal and state income taxes for all fiscal years since the fiscal year ended June 30, 1995, and in respect of other taxes for all outstanding periods, are adequate and Seller does not know of any additional assessments for such years or any basis therefor. There are no applicable taxes, fees, or other governmental charges payable in connection with the execution and delivery of this Agreement. Seller is not a party to any pending action or proceeding, nor, to the best of Seller's knowledge, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and no claim for assessment or collection of taxes, interest or penalties, assessments or deficiencies has been asserted against Seller nor is there any basis for any such action, proceeding or claim. Notwithstanding anything contained in this Agreement to the contrary, if any claims or assessments for additional federal, state, local or foreign taxes are made against Seller for any period prior to the Closing Date, Seller and Ribelin shall jointly and severally indemnify and hereby hold harmless Purchaser from and against any such damage, liability, loss, cost or deficiency (including interest and penalties), subject to and in accordance with the procedures set forth in Section 6.3.

         2.20 MATTERS RELATING TO COMMON STOCK. There has not been, and shall not be, any declaration, setting aside or payment of dividends or other distribution on or in respect of shares of the capital stock of Seller, or any direct or indirect redemption, retirement, purchase or other acquisition by Seller of any such shares.

         2.21 OTHER PROPERTY. Attached hereto as SCHEDULE 2.21 is a list describing and specifying the location of all furniture, fixtures and equipment owned or leased by, in the possession of, or used by Seller in connection with the Business, and such list constitutes all tangible personal property necessary for the conduct of the Business as now conducted and as presently proposed to be conducted, and such property is in good working order. Seller is the owner, beneficially and of record, of all of such assets free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions, except as described on SCHEDULE 2.21. The lease agreements described on SCHEDULE 2.21 are in full force and effect and there is no existing default under any of such lease agreements on the part of the lessor or lessee thereunder. Except as described on SCHEDULE 2.21, no Affiliated Party owns or has any interest in, directly or indirectly, any of the leaseholds described on
SCHEDULE 2.21.

         2.22 ACCOUNTS RECEIVABLE. Attached hereto as SCHEDULE 2.22 is a true and complete list of all Accounts Receivable owed to Seller at the Balance Sheet Date, including all Accounts Receivable from Affiliated Parties. Except to the extent collected since the Balance Sheet Date, all Accounts Receivable are reflected on the Financial Statements and SCHEDULE 2.22 are, and all Accounts Receivable of Seller accruing or created between the Balance Sheet Date and the Closing Date are and will be, (a) valid bona fide claims against debtors for sales or other charges, and (b) subject to no defenses, set-offs, or counterclaims. No loss reserves are required with respect to such notes and accounts receivable. Seller has no reason to believe that the Accounts Receivable are not collectible in accordance with their terms. Seller will provide to Purchaser at the Closing a list of all Accounts Receivable owed to Seller at the Closing Date.

         2.23 EMPLOYEES. Attached hereto as SCHEDULE 2.23 is a list of the names, current annual rates of salary, bonus, employee benefits, accrued vacation times, sick pay and other compensation of all the present employees and agents of Seller whose current annual cash compensation from Seller (salary and bonus) is expected to equal or exceed $15,000. There are no employment or consulting contracts or arrangements, including pensions, bonus or profit sharing plans, or other severance or termination contracts or arrangements which constitute contractual obligations of Seller not terminable on 30 days' notice, except as listed on SCHEDULE 2.23. There are no collective bargaining agreements with any union or other bargaining group for any of Seller's employees. No corporate officer of Seller has left his or her employ since May 31, 1999 and no current executive employee has indicated any present or future intention to terminate his or her employment with Seller.

         2.24 TRANSACTIONS WITH AFFILIATED PARTIES. Attached hereto as SCHEDULE
2.24 is a true and complete list and description of all transactions engaged in between Seller and any director, officer, employee or agent of Seller or any of their spouses or children, any trust of which any such person is the grantor, trustee or beneficiary, any corporation of which any such person or party is a shareholder, employee, officer or director, or any partnership in which any such person or party owns an interest ("Affiliated Party"). Except as set forth on
SCHEDULE 2.24, no Affiliated Party has any ownership interest, directly, indirectly or beneficially, in any competitor or potential competitor, supplier or customer of Seller.

         2.25 BOOKS, RECORDS AND FINANCIAL CONTROLS. The books and records of account of Seller are complete and correct in all respects and reflect a true record of Seller's financial condition and the Business through the date hereof.

         2.26 WARRANTIES. Seller has not given or made any express warranties to third parties with respect to any properties sold or services performed by Seller. Seller has no knowledge of any state of facts or the occurrence of any event forming the basis of any present claim against Seller for liability due to any express or implied warranty.

         2.27 LABOR MATTERS. Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practices.

         2.28 INSURANCE. Seller maintains, with financially sound insurers and insurance associations of nationally recognized stature and responsibility, insurance with respect to its properties and the Business of such a nature, with such terms and in such amounts as a prudent person would maintain with respect to similar properties and a similar business and maintains insurance on all of its properties of a character usually insured by persons engaged in the same or similar business similarly situated against loss or damage or the kinds and in the amounts customarily insured against, and carries, with such insurers and customary amounts, such other insurance, including public liability insurance, as is usually carried by persons engaged in the same or a similar business similarly situated. Attached as SCHEDULE 2.28 is a true and complete list of all insurance maintained by Seller.

         2.29 EMPLOYEE BENEFITS. Seller does not maintain nor has it ever maintained an "employee benefit plan" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

         2.30 ENVIRONMENTAL PROTECTION. Except with respect to environmental matters which are addressed in Section 2.17, Seller has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes. Seller is in compliance with all terms and conditions of the required permits, licenses and authorizations, except when the failure to comply will not, in the aggregate with all other failures, have a material adverse effect on Seller. Seller is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder all as in effect on the date hereof, except when the failure to comply will not, in the aggregate with all other failures, have a material adverse effect on Seller. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability of Seller, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, against or involving Seller based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

         2.31 NO CONFLICT. The execution and delivery of this Agreement by Seller, and the performance of its obligations hereunder, (a) are not in violation or breach of, and will not conflict with or constitute a default under any of the terms of the charter documents or bylaws of Seller or, any note, debt instruments, security agreement or other contract, agreement or commitment binding upon Seller or any of its respective assets or properties; (b) will not result in the creation or imposition of any lien, encumbrance or restriction in favor of any third party upon any of the assets of Seller; and (c) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Seller or any of its assets or properties. No consents, waivers or approvals of third parties are required to be obtained by Seller in connection with the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder.

         2.32 DISTRIBUTORS AND REPRESENTATIVES. SCHEDULE 2.32 sets forth a complete and accurate list of all distributors, wholesalers and sales representatives of Seller as of May 31, 1999. Since May 31, 1999 there has been no termination of any distributor, wholesaler or sales representative of the products of Seller that materially affects the operations of Seller, nor has any present distributor, wholesaler or sales representative indicated any present or future intention to terminate that relationship or materially change its terms.

         2.33 SUPPLIERS. SCHEDULE 2.33 sets forth a complete and accurate list of suppliers of products to Seller. Since May 31, 1999, there has been no supplier of products to Seller who has declined to continue to supply such products and except as set forth on SCHEDULE 2.33, no present supplier has indicated any present or future intention to cease to provide such products to Seller or materially change the terms under which it has provided such products.

         2.34 PREPAYMENT OF LIABILITIES. All liabilities and obligations of Seller may be prepaid by Purchaser or Seller without any prepayment fee, penalty, premium or any other similar amount, or any other exception or condition.

         2.35 CANCELLATION OF CONTRACTS. Except as set forth on SCHEDULE 2.35, all contracts, commitments and other obligations between Ribelin and Seller (including any indebtedness of Ribelin to Seller) have been, or at the Closing will be terminated, released or forgiven, without any continuing obligation of Seller.

         2.36 PURCHASE AND SALE OR LEASE COMMITMENTS. The outstanding purchase commitments of Seller are not materially adversely in excess of the normal, ordinary and usual requirements of the Business; and the contract prices to which Seller has agreed in any outstanding purchase commitment are not materially adversely excessive when compared to current market prices for the relevant materials, products, commodities or services. No outstanding sales or lease commitment by Seller obligates or purports to obligate Seller to sell or lease any products or services at a price which would result, individually or in the aggregate with all other such sales and lease commitments, in a material adverse effect on Seller.

         2.37 ADEQUACY AND SUFFICIENCY OF PURCHASED ASSETS. The Purchased Assets are adequate and sufficient for the lawful and efficient operation of the Business as presently conducted and as presently proposed to be conducted.

         2.38 YEAR 2000 COMPLIANCE. To the best of Seller's knowledge, Seller's information technology is Year 2000 Compliant. "Year 2000 Compliant" means, with respect to a company's information technology, the information technology is designed to be used prior to, during and after the calendar year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with Seller's information technology, properly exchanges date/time data with it. For purposes of this Section 2.38, Seller's information technology shall include computer software, computer firmware, computer hardware (whether general or specific purpose), equipment including embedded programmable microchips or controllers and other similar or related items of automated, computerized, or software systems that are used or relied on by Seller in the conduct of its business.

         2.39 SECURITIES LAW COMPLIANCE. Seller represents that: (i) it has been advised by Purchaser that the Shares have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or qualified under any state securities laws on the ground, among others, that no distribution or public offering of shares of any securities of Purchaser is being or will be effected, and that in this connection Purchaser is relying in part on the representations of Seller set forth herein; (ii) it acknowledges that in order to resell the Shares pursuant to Rule 144 adopted under the Securities Act certain conditions must be satisfied, including that (A) at least one (1) year must elapse from the Closing Date before any resale may be made and during which time it must have owned continuously the Shares acquired under this Agreement and (B) during the period from the first anniversary to the second anniversary of the Closing Date no public resales of any such shares may be made unless financial and other information concerning the Company is publicly available and, even if publicly available, there will be, during such year, certain restrictions on the manner in which public resales may be effectuated and on the number of shares that may be sold in any three-month period; (iii) it is an "accredited investor" as defined in Regulation D under the Securities Act; and (iv) it acknowledges and agrees that the certificates representing the Shares shall contain such restrictive legends as may be required under applicable state securities laws with respect to the transferability of the Shares and the following, or a substantially similar legend:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY HAVE BEEN ACQUIRED BY THE HOLDER HEREOF FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

         2.40 FULL DISCLOSURE. No representation, warranty or other statement or information of or from Seller contained in this Agreement or in the Schedules or any other document, certificate or written statement furnished or to be furnished to Purchaser in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Purchaser pursuant to this Agreement were or will be complete and accurate records of such documents. There is no fact known to Seller which has or could have a material adverse effect on the prospects, earnings, properties or condition, financial or otherwise, of the Business that has not been disclosed herein or in such other documents, certificates and statements furnished to Purchaser for use in connection with the transactions contemplated hereby.

         2.41 NO BROKER. No broker, agent or other person acting pursuant to Seller's or Ribelin's authority is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement, and Seller and Ribelin shall hold harmless Purchaser from any commission or fee payable to any such broker or agent or other person by reason of his or her retention by Seller and/or Ribelin.

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller and the Shareholders as follows:

         3.1 ORGANIZATION AND EXISTENCE OF PURCHASER. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has all requisite corporate power to enter into and perform this Agreement and the transactions contemplated hereby.

         3.2 AUTHORITY OF PURCHASER. The Board of Directors of Purchaser has duly authorized the execution, delivery, and performance by Purchaser of this Agreement and no further corporate action is necessary on the part of Purchaser to make this Agreement valid and binding upon Purchaser in accordance with its terms, and Seller has received certified copies of all resolutions pertaining to such authorization.

         3.3 FINANCIAL STATEMENTS AND OTHER INFORMATION; FINANCIAL CONDITION. Purchaser has heretofore furnished to Seller copies of: (a) the audited balance sheets of Purchaser at March 31, 1998, and December 31, 1998, and the related statements of income and changes in financial position for the periods then ended, together with the related notes thereto and the auditors' report thereon of George Rombach, C.P.A. and BDO Seidman, LLP, respectively, independent certified public accountants, and (b) Purchaser's unaudited balance sheets at March 31, 1999, and the related statements of income and cash flow for the period then ended, together with the related notes thereto. All such financial statements referred to in this Section 3.3 ("Purchaser's Financial Statements") are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods, and fairly present the financial condition of Purchaser as at the respective dates thereof and the results of operations of Purchaser for the respective periods covered by the statements of income contained therein. Purchaser does not have any material obligations or liabilities, contingent or otherwise, not fully disclosed by Purchaser's Financial Statements.

         3.4 NO BROKER. No broker, agent or other person acting pursuant to the Purchaser's authority is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement, and Purchaser shall hold harmless Seller and Ribelin from any commission or fee payable to any such broker or agent or other person by reason of his or her retention by Purchaser.

                                    ARTICLE 4

                               SELLER'S COVENANTS

         Seller covenants as follows:

         4.1 ASSIGNMENT OF NAME. At the Closing, Seller shall assign and transfer to Purchaser all of Seller's right, title and interest in and to the names Sunnyvale General Devices and Instruments and the term "GDI"and Seller shall take all necessary action to change its corporate name to a name which shall not include the words Sunnyvale General Devices and Instruments or GDI or any variant thereof. Seller shall at no time after the Closing utilize in its corporate name or business operations (by assumed name or otherwise) the names Sunnyvale General Devices and Instruments or GDI or any variant thereof.

         4.2 TAX ON PRIOR SALES. Seller agrees to furnish to Purchaser a certificate from the state taxing authorities and any related certificates that Purchaser may reasonably request as evidence that all sales and use tax liabilities of Seller accruing before the Closing Date have been fully satisfied or provided for.

         4.3 CONFIDENTIALITY. Seller and its employees, officers, directors and other representatives will hold in strict confidence, and will not use to the detriment of Purchaser, any information or data obtained in connection with this Agreement; and if the transaction contemplated by this Agreement is not consummated, Seller will return to Purchaser all such information and data as Purchaser may reasonably request, including, but not limited to, worksheets, test reports, manuals, lists, memoranda and other documents prepared or made available to Seller in connection with this transaction.

         4.4 FULFILLMENT OF CONDITIONS AND COVENANTS. Seller shall not take any course of action inconsistent with satisfaction of the requirements or conditions applicable to it set forth in this Agreement. Seller shall promptly do all acts and take all measures as may be appropriate to enable it to perform as early as possible the obligations herein provided to be performed by it.

         4.5 CONDITION TO TRANSFER OF CERTAIN CONTRACTS. Seller has used its best efforts to obtain the necessary consents to the assignment of each Contract which by its terms requires the consent of any of the other contracting parties thereto to an assignment to Purchaser. It is a condition to the obligations of each party hereto to close the transactions contemplated hereby that all required consents be obtained for each of the Contracts listed in SCHEDULE 4.5. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that at the Closing Seller will not assign to Purchaser any such Contract which by its terms requires the consent of any other contracting party thereto unless each consent has been obtained prior to the Closing Date. With respect to each such unassigned Contract after the Closing Date Seller shall continue to deal with the other contracting party(ies) to that Contract as the prime contracting party and shall use its best efforts to obtain the consent of all required parties to the assignment of such Contract, but Purchaser shall be entitled to the benefits of such Contract accruing after the Closing Date to the extent that Seller may provide Purchaser with such benefits without violating the terms of such Contract. Purchaser agrees to perform at its sole expense all of the obligations of Seller to be performed under such Contract the benefits of which Purchaser is receiving after the Closing Date.

         4.6 REGULATORY APPROVALS; REASONABLE EFFORTS. Seller shall take, as promptly as possible, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and Seller will use its best efforts to obtain all waivers, permits, consents, approvals, authorizations and clearances and to effect all registrations, filings and notices with or to third parties or governmental, regulatory or public bodies or authorities which are in the opinion of Purchaser necessary or desirable in connection with the transactions contemplated by this Agreement, including without limitation, all waivers, permits, consents, approvals, authorizations and clearances required from any governmental, regulatory or public bodies or authorities and all waivers, permits, consents, approvals, authorizations and clearances required under any contracts, agreements, leases, licenses or other documents to which Seller is a party.

         4.7 BULK TRANSFER PROVISIONS. Purchaser acknowledges that the California Uniform Commercial Code is applicable to this transaction, but that it will be impractical to comply with such provisions. Accordingly, Seller covenants to indemnify and hold Purchaser harmless from any claims or demands of Seller's creditors arising out of or related to the failure to comply with the bulk transfer provisions, subject to and in accordance with the procedures set forth in Section 6.3.

         4.8 SELLER'S COOPERATION. The Seller and Ribelin agree that they will cooperate fully with Purchaser in effecting an orderly transition of ownership of the Purchased Assets and the providing of service to Seller's customers in a manner and scope not less than that in effect prior to the date of this Agreement.

         4.9 EMPLOYEES. Seller acknowledges that Purchaser intends to hire all of Seller's current employees, as Purchaser's employees. Seller will cooperate fully in providing the necessary information or to perform any other duties as may be reasonably requested by Purchaser to accomplish this result. Any current employee of Seller who is hired by Purchaser shall be terminated by Seller prior to the Closing Date and deemed a "new hire" by Purchaser on the Closing Date and Purchaser shall have no liability whatsoever on account of such hired employee's previous employment by Seller, nor shall Purchaser assume or otherwise be responsible for any past or future obligation of Seller to such employees. Seller acknowledges that it shall be solely responsible for discharging any such liability to such employees including, but not limited to, any payment, compensation or benefit under any severance, vacation, sick pay, employee benefit, worker's compensation, medical, insurance, bonus or similar plan or arrangement and shall indemnify and hold harmless Purchaser with regard to such liabilities, subject to and in accordance with the procedures set forth in
Section 6.3.

         4.10 FURTHER ASSURANCES. From and after the date of this Agreement, Seller shall perform all acts, execute all documents and do all things reasonably requested by Purchaser in order to perfect Purchaser's ownership of the Purchased Assets. If Seller is unable to or refuses to do so, Seller irrevocably appoints Purchaser as its attorney-in-fact to do so on behalf of Seller.

         4.11 PRESS RELEASES. Neither party will issue or authorize to be issued any press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior written approval of the other party, which approval shall be given in order to allow compliance with the disclosure requirements of applicable securities laws.

                                    ARTICLE 5

                                   THE CLOSING

         5.1 CLOSING. The closing of the sale and purchase of the Purchased Assets ("Closing" or "Closing Date") shall take place at the offices of Rutan & Tucker, LLP, 611 Anton Boulevard, Suite 1400, Costa Mesa, California 92626, at 10:00 a.m. local time on June 30, 1999, or at such other time and date as may be mutually agreed to by the parties.

         5.2 SELLER'S OBLIGATIONS. At the Closing, Seller shall deliver to Purchaser the following:

             (a) Bill of Sale and Assignment and Assumption in the form of
EXHIBIT 5.2(a) and such other instruments of transfer which may be reasonably necessary to transfer to Purchaser all of Seller's rights, title and interest in and to the Purchased Assets, all in form and substance satisfactory to Purchaser;

             (b) All books, records and other data relating to the Business (other than its corporate records);

             (c) Assignments of all leaseholds, properly executed and acknowledged by Seller, and accompanied by all consents of lessors required by this Agreement and the leases being assigned;

             (d) Executed counterparts of all novation agreements with the United States Government, its agencies and instrumentalities, and any other persons requiring them;

             (e) Instruments of assignment and transfer of all other property of Seller of every kind and description and wherever situated;

             (f) Properly executed and acknowledged titles and other instruments of transfer to all motor vehicles owned by Seller; and

             (g) The updates required by Section 2.14 (indebtedness) and Section
2.23 (Accounts Receivable).

         Seller, at any time before or after the Closing, will execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of assigning, transferring, granting, conveying and confirming to Purchaser, or reducing to possession, any or all property to be conveyed and transferred by this Agreement. If requested by Purchaser, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Purchaser, any claims, rights or benefits that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights or benefits under this Section shall be solely at Purchaser's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.

         5.3 PURCHASER'S OBLIGATIONS. At the Closing, Purchaser shall deliver to Seller the following:

             (a) A certified or bank cashier's checks, payable to Seller, or wire transfer to Seller's account, in the amount of $350,000, as required by
Section 1.5(a); and

             (b) The Shares, as required by Section 1.5(b).

                                    ARTICLE 6

                                  POST CLOSING

         6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Regardless of any investigation at any time made by or on behalf of any party, or of any information any party may have in respect thereof, all covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing.

         6.2 EXPENSES. Seller, Ribelin and Purchaser each (i) represents and warrants that it has not taken and will not take any action that would cause the other party to have any obligation or liability to any person for a finder's or broker's fee, and (ii) agrees to indemnify the other party for breach of the foregoing representation and warranty, whether or not the Closing occurs. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

         6.3 INDEMNIFICATION. The following Sections 6.3.1 through 6.3.6 provide for the payment of certain other indemnities by the parties hereto.

             6.3.1 INDEMNIFICATION BY SELLER AND RIBELIN. Seller and Ribelin shall jointly and severally indemnify and hold Purchaser harmless in respect of any and all claims, losses, damages, li abilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Purchaser, in connection with each and all of the following:

                   (a) Any breach of any representation or warranty made by Seller or Ribelin in this Agreement;

                   (b) The breach of any covenant, agreement or obligation of Seller or Ribelin contained in this Agreement or any other instrument contemplated by this Agreement;

                   (c) Any misrepresentation contained in any statement or certificate furnished by Seller or Ribelin pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                   (d) Any claims against, or liabilities or obligations of, Seller not specifically assumed by Purchaser pursuant to this Agreement including, among other things, any claims, liabilities or obligations of Seller relating to Seller's employees; and

                   (e) The failure of Purchaser to obtain the protections afforded by compliance with the notification requirements of the Bulk Sales Laws in force in the jurisdictions in which such laws may be applicable either to Seller or to the transactions contemplated by this Agreement.

             6.3.2 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify and hold Seller and Ribelin harmless in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Seller or Ribelin, in connection with each and all of the following:

                   (a) Any breach of any representation or warranty made by Purchaser in this Agreement;

                   (b) The breach of any covenant, agreement or obligation of Purchaser contained in this Agreement or any other instrument contemplated by this Agreement; and

                   (c) Any misrepresentation contained in any statement or certificate furnished by Purchaser pursuant to this Agreement.

             6.3.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim arises for indemnification hereunder, the party entitled to indemnification ("indemnified party") shall promptly notify the other party ("indemnifying party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnifying party (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the indemnifying party shall not have taken control of such suit after notification thereof as provided in Section 6.3.4.

             6.3.4 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom, (a) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner.

             6.3.5 MANNER OF INDEMNIFICATION. All indemnification by Purchaser, Seller or Ribelin shall be effected by payment of cash or delivery of a bank cashier's check in the amount of the indemnification liability.

             6.3.6 LIMITATIONS ON INDEMNIFICATION. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto and shall expire on the fourth anniversary of the Closing Date, except (i) as to any matter as to which a claim is submitted in writing to the indemnifying party prior to such fourth anniversary and identified as a claim for indemnification pursuant to this Agreement, (ii) as to any matter which is based upon willful fraud by the indemnifying party, with respect to which representations and warranties shall expire only upon expiration of the applicable statute of limitations, (iii) as to any matter which is based upon the representations and warranties contained in Sections 2.19 and 2.29, with respect to which representations and warranties shall expire only upon expiration of the applicable statutes of limitation and (iv) as to any matter which is based upon the representations and warranties contained in Sections 2.3, 2.17.3, 2.17.4 and 2.17.5, with respect to which representations and warranties shall not expire. No claim or action for indemnity pursuant to Sections 6.3.1 or 6.3.2 for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the preceding sentence except for claims made in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration.

         6.4 COOPERATION IN LITIGATION. Each party will fully cooperate with the others in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

         6.5 WARRANTY OBLIGATIONS.

             (a) Except as hereinafter provided in this Section 6.5, at the Closing, Purchaser shall assume and thereafter discharge all responsibilities of Seller to those in direct contractual relationship with Seller or Purchaser, as the case may be, for breach (a "Breach of Warranty") of any express or implied warranty (including, without limitation, the implied warranties of merchantability and fitness for a particular purpose) granted by Seller or Purchaser, as the case may be, in connection with sales of (i) products manufactured and sold by Seller at any time within the two year period immediately preceding the Closing Date in connection with Seller's conduct of the Business, and (ii) finished goods comprising any part of the Inventory existing on the Closing Date which may be sold by Purchaser at any time after the Closing Date; provided, however, that if the aggregate amount of all losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Purchaser in connection with all Breaches of Warranty exceeds $50,000, Seller shall indemnify and hold harmless (as provided in Section 6.3) Purchaser in respect of the amount by which such aggregate losses, damages, liabilities and expenses (including as aforesaid) exceeds $50,000.

             (b) Notwithstanding the terms of paragraph (a) above, Purchaser shall not assume any of Seller's responsibilities for, and Seller and Ribelin hereby agree to indemnify and hold harmless (as provided in Section 6.3) Purchaser with respect to, all losses, damages, liabilities and expenses (including as aforesaid) incurred in connection with:

                 (i) Any claim for Breach of Warranty based upon facts known by Seller on or at any time prior to the Closing Date, including, without limitation, all claims for Breaches of Warranty disclosed in SCHEDULE 6.5; and

                 (ii) Any claim, demand or cause of action asserted or brought by any person (including those in direct contractual relationship with Seller or Purchaser) for physical injury to or death of or property damage suffered by such person or any other person which was proximately caused by any products manufactured and sold by Seller at any time prior to the Closing Date or which comprised any part of the finished goods in the Inventory existing on the Closing Date.

             (c) Except as otherwise provided in paragraph (a) above with respect to finished goods in the Inventory on the Closing Date, Purchaser shall assume all responsibilities for, and shall indemnify and hold harmless (as provided in Section 6.3) Seller in respect of, any and all claims, losses, damages, liabilities and expenses (including as aforesaid) incurred in connection with:

                 (i) Breaches of Warranty in connection with sales of products sold by Purchaser after the Closing Date (including, without limitation, products manufactured in whole or in part out of any work in process comprising any part of the Inventory existing on the Closing Date); and

                 (ii) Any claim, demand or cause of action asserted or brought by any person for physical injury to or death of or property damage suffered by such person or any other person which was proximately caused by goods of a type described in clause (i) of this paragraph.

             (d) Purchaser shall have the exclusive right in its sole discretion to defend, settle and compromise any claim of a type covered by the indemnification provisions of paragraphs (a) and (c) above;

             (e) Seller shall have the exclusive right in its sole discretion to defend, settle and compromise any claims of a type covered by the indemnification provisions of paragraph (b) above.

         6.6 COBRA REQUIREMENTS. Seller shall be responsible for satisfying the requirements of Section 4980B of the Code and Sections 601 through 609 of ERISA ("COBRA requirements") with respect to any employee of the Business who had a qualifying event prior to the Closing or for any employee of the Business not otherwise employed by Purchaser after the Closing, to the extent required under the COBRA requirements. Purchaser shall be responsible for satisfying the COBRA requirements for any employee of the Business employed by Purchaser after the Closing, to the extent required under the COBRA requirements.

                                    ARTICLE 7

                                CERTAIN COVENANTS

         7.1 COVENANT NOT TO COMPETE.

             (a) Subject to the Closing having occurred and except in connection with Ribelin's employment with Purchaser after the Closing, without the prior written consent of Purchaser, neither Seller nor Ribelin will, directly or indirectly (whether through any partnership of which it or Ribelin is a member, through any trust in which it or Ribelin is a beneficiary or trustee, or through a corporation or other association in which it or Ribelin has any interest, legal or equitable, or in any other capacity whatsoever), engage in any business competitive with the Business (including within the definition of the Business, without limitation, any business of the type or types conducted by Seller at any time during the two year period preceding the Closing Date or under development by Seller on the Closing Date) in any county or any other political subdivision of any state of the United States of America or of any other country in the world where Seller conducted any Business at any time during the two year period preceding the Closing Date, including those counties in California set forth on
EXHIBIT 7.1(a) for a period of three years after the Closing Date.

             (b) Seller and Ribelin acknowledge that they intend that Seller shall fully and effectively convey to Purchaser all intellectual property rights to be transferred to Purchaser pursuant to Section 1.1(h) and 1.1(i), including, without limitation, each process, invention, trade secret, formula and other item of know-how relating to the Business. Accordingly, notwithstanding the expiration of the covenant not to compete set forth in this Section 7.1 on the third anniversary of the Closing Date, at all times thereafter Seller and Ribelin shall keep confidential and shall not disclose to others any of those intellectual property rights and shall not use or permit to be used any of these intellectual property rights.

             (c) The parties hereto agree that the duration and area for which the covenant not to compete set forth in this Section 7.1 is to be effective are reasonable. If any court determines that the time period or the area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this covenant is intended to be effective.

             (d) The parties hereto acknowledge that the covenant not to compete set forth in this Section 7.1 has not been bargained for separate and apart from the consideration to be paid for the Purchased Assets and that no part of such consideration is allocable to such covenant not to compete.

         7.2 COVENANT NOT TO SOLICIT. During the period of the covenant set forth in Section 7.1, Seller and Ribelin covenants and agrees that he or it shall not, directly or indirectly, (i) induce or attempt to induce any employee of Purchaser to leave the employ of Purchaser and become employed by any other business entity, (ii) hire or retain any such employee, or (iii) contact or attempt to contact any customer of Seller for the twelve (12) month period immediately preceding the Closing Date for the purpose of soliciting from any such customer business that is similar to the Business previously conducted between Seller and such customer.

         7.3 CONFIDENTIALITY. During the period of the covenant set forth in
Section 7.1, Seller and Ribelin covenants and agrees that he or it shall hold confidential all knowledge and information which he or it may acquire with respect to the plans, processes, formulae, machinery, products, customers and business of Seller or Purchaser and that each shall keep the same knowledge or information or any part thereof strictly confidential and shall not disclose the same to any third party or use in any manner inconsistent with the intent of this Section 7.3.

         7.4 INJUNCTIVE RELIEF. Seller and Ribelin hereby acknowledge and agree that any violations of the provisions of this Article 7 will cause damage to Purchaser in an amount or amounts difficult to ascertain. Accordingly, in addition to any other relief to which Purchaser may be entitled at law or in equity, Purchaser shall be entitled to temporary and/or permanent injunctive relief from any breach or threatened breach by Seller or Ribelin of the provisions of this Article 7, without proof of actual damages that have been or may be caused to Purchaser by such breach or threatened breach.

                                    ARTICLE 8

                            MISCELLANEOUS PROVISIONS

         8.1 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with regard to the subject matter of this Agreement. All agreements, covenants, representations and warranties, express or implied, oral and written, of the parties with regard to the subject matter of this Agreement (including, without limitation, the letter of intent between the parties dated March 6, 1999, the preliminary agreement between the parties dated April 7, 1999 and the letter agreement dated May 27, 1999) are contained in this Agreement, in the Schedules and Exhibits to this Agreement, and the documents referred to or implementing the provision of this Agreement. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by either party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, negotiations, covenants and warranties with respect to the subject matter of this Agreement are waived, merged in this Agreement and superseded by this Agreement.
This is an integrated agreement.

         8.2 ASSIGNMENT. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable by any party hereto (voluntarily, involuntarily, by judicial process, operation of law or otherwise), in whole or in part, without the prior written consent of all other parties hereto. Any attempt at such an assignment without such consent shall be void and, at the option of the non-consenting party, shall be an incurable breach of this Agreement resulting in the termination of this Agreement.

         8.3 SUCCESSORS AND ASSIGNS. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and assigns.

         8.4 WAIVER AND AMENDMENT. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future.

         8.5 CUMULATIVE REMEDIES. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         8.6 SEVERABILITY. Each provision of this Agreement is intended to be severable. If any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, such provision shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision contained in this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

         8.7 GOVERNING LAW AND CHOICE OF FORUM. This Agreement has been negotiated and executed in the State of California and is to be performed in Orange County, California. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws. The parties hereby consent, in any dispute, action, litigation, or other proceeding concerning this Agreement (including arbitration) to the jurisdiction of the courts of California, with the County of Orange being the sole venue for the bringing of the action or proceeding.

         8.8 ATTORNEYS' FEES. In any action, litigation or proceeding (including arbitration) between the parties arising out of or in relation to this Agreement, the prevailing party in such action shall be awarded, in addition to any damages, injunctions or other relief, and without regard to whether or not such matter be prosecuted to final judgment, such party's costs and expenses, including but not limited to taxable costs and reasonable attorneys', accountants' and experts' fees incurred in bringing such action, litigation or proceeding and/or enforcing any judgment or order granted therein, all of which shall be deemed to have accrued upon the commencement of such action, litigation or proceeding. Any judgment or order entered in such action, litigation or proceeding shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such judgment. If the judgment or order should fail to contain such a provision, the prevailing party shall have the right to initiate further action to recover its attorneys' fees incurred in enforcing such judgment or order, which right shall survive the entry of judgment or order in the initial action, litigation or proceeding. For the purpose of this Section 8.8, attorneys' fees shall include, without limitation, fees incurred in the following: (1) post-judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third-party examinations; (4) discovery; and (5) bankruptcy litigation.

         8.9 NOTICES. All notices, demands or other communications which are required or are permitted to be given hereunder shall be in writing and shall be deemed to have been sufficiently given upon personal delivery, facsimile transmission or on the third business day following due deposit in the United States mail, postage prepaid, and sent certified mail, return receipt requested, correctly addressed to the addresses of the parties as follows:

            If to Purchaser:     Telenetics Corporation
                                 26772 Vista Terrace Drive
                                 Lake Forest, California 92630
                                 Attention: Michael A. Armani, President

            With a copy to:      Rutan & Tucker, LLP
                                 611 Anton Boulevard, Suite 1400
                                 Costa Mesa, California 92626
                                 Attention: Larry A. Cerutti, Esq.

            If to Seller         Sunnyvale General Devices and Instruments, Inc.
            or Ribelin:          Post Office Box 1330
                                 Verdi, Nevada 89439
                                 Attn: Franklin R. Ribelin

         Any party may give written notice of a change of address by certified mail, return receipt requested, and after notice of such change has been received, any notice shall be given to such party in the manner above described at such new address.

         8.10 INTERPRETATION. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement. This Agreement has been negotiated between unrelated parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest. In addition, each party has been represented by legal counsel. Accordingly, any rule of law, including Section 1654 of the California Civil Code, as well as any other statute, law, ordinance or common law principles or other authority of any jurisdiction of similar effect, or legal decision that would require interpretation of any ambiguities in this Agreement against the party who has drafted it is not applicable and is hereby waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties, and this Agreement shall not be interpreted or construed against any party to this Agreement because that party or any attorney or representative for that party drafted this Agreement or participated in the drafting of this Agreement. FURTHER, THE LIMITATION OF LIABILITIES AND REMEDIES AND THE EXCLUSION OF DAMAGES AND WARRANTIES CONTAINED HEREIN REFLECT A BARGAINED FOR ALLOCATION OF RISKS BASED ON NEGOTIATIONS AND CONSIDERATION EXCHANGED BETWEEN THE PARTIES.

         8.11 FURTHER ASSURANCES. In addition to the documents and instruments to be delivered as provided in this Agreement, each of the parties shall, from time to time at the request of another party, execute and deliver to another party such other documents and shall take such other action as may be necessary or proper to more effectively carry out the terms of this Agreement.

         8.12 WARRANTY OF AUTHORITY. Each of the individuals signing this Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter into this Agreement and bind such party hereto.

         8.13 SPECIFIC PERFORMANCE. Each party's obligations under this Agreement are unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the purchase and sale contemplated by it shall be consummated at the Closing, each of the parties waives any rights that it or he may have to rescind this Agreement or the transaction consummated by it; PROVIDED, HOWEVER, this waiver shall not affect any other rights or remedies available to the parties under this Agreement or under the law.

         8.14 DISPUTE RESOLUTION. Except for matters with respect to which injunctive relief is sought, all claims, disputes and other matters in controversy (a "dispute") arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Section 8.14.

              8.14.1 MEDIATION. Neither party shall commence an arbitration proceeding pursuant to the provisions of Section 8.14.2 unless that party first gives a written notice (a "Dispute Notice") to the other party setting forth the nature of the dispute. The parties shall attempt in good faith to resolve the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA") in effect on the date of the Dispute Notice. If the parties cannot agree on the selection of a mediator within 20 days after delivery of the Dispute Notice, the mediator will be selected by the AAA. If the dispute has not been resolved by mediation as provided above within 60 days after delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions of Section 8.14.2.

              8.14.2 ARBITRATION.

                     (a) Any dispute that is not settled through mediation as provided in Section 8.14.1 above shall be resolved by arbitration in Orange County, California, governed by the Federal Arbitration Act, 9 U.S.C. ss. 1 et seq, and administered by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date of the Dispute Notice, as modified by the provisions of this Section 8.14.2, by a single arbitrator. Persons eligible to be selected as an arbitrator shall be limited to lawyers with excellent academic and professional credentials (i) who are or have been a partner in a highly respected law firm for at least 15 years specializing in either general commercial litigation or general corporate and commercial matters and (ii) who have had both training and experience as an arbitrator. Each party shall be entitled to strike on a peremptory basis, for any reason or no reason, any or all of the names of potential arbitrators on the list submitted to the parties by the AAA as being qualified in accordance with the criteria set forth herein. If the parties cannot agree on a mutually acceptable single arbitrator from the one or more lists submitted by the AAA, the AAA shall designate three persons who, in its opinion, meet the criteria set forth herein, which designees may include persons named on any list previously submitted by the AAA. Each party shall be entitled to strike one of such three designees on a peremptory basis, indicating its order of preference with respect to the remaining designees, and the selection of the arbitrator shall be made from among such designee(s) which have not been so stricken by either party in accordance with their indicated order of mutual preference to the extent possible. The arbitrator shall base the award on applicable law and judicial precedent and, unless both parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                     (b) Notwithstanding the foregoing, if the dispute is determined by a single arbitrator as contemplated, or if the parties agree to a panel of three arbitrators to be selected in accordance with the applicable AAA rules, and in the event the dispute is determined by less than the unanimous decision of the three arbitrators, then upon the application by either party to a court for an order confirming, modifying or vacating the award, the court shall have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator. In order to effectuate judicial review limited to issues of law, the parties agree (and shall stipulate to the court) that the findings of fact made by the arbitrator shall be final and binding on the parties and shall serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated.

              8.14.3 COSTS AND ATTORNEYS' FEES. If either party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party shall be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

              8.14.4 TOLLING STATUTE OF LIMITATIONS. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 8.14 are pending. The parties will take such action, if any, required to effectuate such tolling.

         8.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

SELLER:                                  PURCHASER:
-------                                  ----------

SUNNYVALE GENERAL DEVICES                TELENETICS CORPORATION
AND INSTRUMENTS, INC.


By: /S/FRANKLIN R. RIBELIN               By: /S/MICHAEL A. ARMANI
   ----------------------------------        -----------------------------------
       Franklin R. Ribelin,                     Michael A. Armani, President
       President                                and Chief Executive Officer


RIBELIN:                                 By: /S/DAVID STONE
--------                                     -----------------------------------
                                                David Stone, Assistant Secretary

/S/FRANKLIN R. RIBELIN
-------------------------------------
Franklin R. Ribelin

                                 EXHIBIT 7.1(a)

                       Counties and Political Subdivisions
                       Subject to Covenant Not to Compete
                       ----------------------------------


The following counties in the State of California:

                     Alameda                            Orange
                     Alpine                             Placer
                     Amador                             Plumas
                     Butte                              Riverside
                     Calaveras                          Sacramento
                     Colusa                             San Benito
                     Contra Costa                       San Bernardino
                     Del Norte                          San Francisco
                     El Dorado                          San Joaquin
                     Fresno                             San Luis Obispo
                     Glenn                              San Mateo
                     Humboldt                           Santa Barbara
                     Imperial                           Santa Clara
                     Inyo                               Santa Cruz
                     Kern                               Shasta
                     Kings                              San Diego
                     Lake                               Sierra
                     Lassen                             Siskiyou
                     Los Angeles                        Solano
                     Madera                             Sonoma
                     Marin                              Stanislaus
                     Mariposa                           Sutter
                     Mendocino                          Tehama
                     Merced                             Trinity
                     Modoc                              Tulare
                     Mono                               Tuolumne
                     Monterey                           Ventura
                     Napa                               Yolo
                     Nevada                             Yuba

All counties and political subdivisions in each of the other forty-nine states of the United States of America.

The District of Columbia.

                     LIST OF OMITTED SCHEDULES AND EXHIBITS*
                     ---------------------------------------


Schedules
---------

Schedule 1.1(a)            Accounts Receivable
Schedule 1.1(b)            Furniture, Fixtures and Equipment
Schedule 1.1(c)            Leases
Schedule 1.1(d)            Inventory
Schedule 1.1(e)            Contracts
Schedule 1.1(f)            Intellectual Property
Schedule 1.1(g)            Computer Software
Schedule 1.1(h)            Bank Accounts
Schedule 1.1(i)            Prepaid Items
Schedule 1.1(j)            Books and Records
Schedule 1.1(k)            Additional Tangible Property
Schedule 1.3               Assumed Liabilities
Schedule 2.6               Liens, etc.
Schedule 2.7               Leases
Schedule 2.9               Contracts
Schedule 2.11              Absence of Certain Changes or Events
Schedule 2.12              Licenses and Permits
Schedule 2.14              Indebtedness
Schedule 2.17.2            Real Property Matters
Schedule 2.19              Taxes
Schedule 2.21              Other Property
Schedule 2.22              Accounts Receivable
Schedule 2.23              Employment Matters
Schedule 2.24              Transactions with Affiliates
Schedule 2.28              Insurance
Schedule 2.32              Distributors and Representatives
Schedule 2.33              Suppliers
Schedule 2.35              Cancellation of Contracts
Schedule 4.5               Required Consents
Schedule 5.2(a)            Bill of Sale and Assignment and Assumption

Exhibits
--------

         7.1(a)            Territory covered by Covenant Not to Compete

---------------
         *Registrant agrees to furnish supplementally a copy of any of the omitted Schedules and Exhibits listed above to the Commission upon request.